UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CONTRAFECT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April     , 2017

Dear stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of ContraFect Corporation (the “Company”) that will be held on May 2, 2017, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation. We are holding the meeting for the following purposes:

1.	To elect Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff to the board of directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2017.

3.	To amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000.

4.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 20, 2017, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. Whether or not you expect to attend the annual meeting of stockholders in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card, you may still decide to attend the annual meeting of stockholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

The board of directors and management look forward to seeing you at the meeting.

Sincerely yours,

Chairman of the Board

CONTRAFECT CORPORATION

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of ContraFect Corporation, a Delaware corporation (the “Company”), will be held on May 2, 2017, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, for the following purposes:

1.	To elect Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff to the board of directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2017.

3.	To amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000.

4.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 20, 2017, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 28 Wells Avenue, Yonkers, New York 10701 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors

Natalie Bogdanos General Counsel & Corporate Secretary

April     , 2017

i

ii

CONTRAFECT CORPORATION

28 WELLS AVENUE, THIRD FLOOR

YONKERS, NEW YORK 10701

(914) 207-2300

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors of ContraFect Corporation, a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our annual meeting of stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, on May 2, 2017 at 9:00 AM, local time, and any continuation, postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 5, 2017.

What materials are included?

These materials include:

•	Letter to Shareholders;

•	Notice of Meeting;

•	Our Proxy Statement for the Annual Meeting;

•	Proxy card for the Annual Meeting; and

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2016, which includes our audited consolidated financial statements (the “Annual Report”).

What items will be voted upon at the Annual Meeting?

There are three items that will be voted on at the Annual Meeting:

•	Election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff to the board of directors to serve until the 2018 Annual Meeting of stockholders and until their successors are duly elected and qualified;

•	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2017; and

•	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

Who can vote at the Annual Meeting?

Stockholders of record of our common stock, $0.0001 par value per share (the “Common Stock”), at the close of business on March 20, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had             shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you are a ContraFect stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. If you would like to attend the Annual Meeting, you must call (914) 207-2308 no later than 5:00 p.m., Eastern time, on April 28, 2017 to have your name placed on the attendance list. In order to be admitted into the Annual Meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our Common Stock on the Record Date, such as a bank or brokerage statement or a letter from your bank or broker showing that you owned shares of our Common Stock at the close of business on the Record Date.

What constitutes a quorum for the Annual Meeting?

The presence in person or by proxy of the holders of a majority of the voting power of our outstanding common stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held as of the Record Date.

Difference between Stockholder of Record and Beneficial Owner

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the notice of the Annual Meeting (the “Notice”) and Proxy Statement were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and Proxy Statement were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote by marking, signing and dating your proxy card and promptly returning it in the postage-paid envelope we have provided or returning it to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, 11219, no later than May 1, 2017. The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. Please carefully consider the information contained in this Proxy Statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form provided by the broker or other nominee.

Beneficial owners desiring to vote in person at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

What are the voting recommendations of the board of directors?

The board of directors recommends that our stockholders vote:

•	FOR the election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2017 (Proposal 2); and

•	FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000 (Proposal 3).

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff as directors until the annual meeting of stockholders in 2018 and until their respective successors are duly elected and qualified (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2017 (Proposal 2); and

•	FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000 (Proposal 3).

No matter currently is expected to be considered at the Annual Meeting other than the matters set forth in the accompanying Notice. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies in their discretion on such matters.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank, trustee or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non- routine” proposals. Therefore, if you do not provide voting instructions to your broker, your broker may only vote your shares on some, but not all, of the proposals to come before the Annual Meeting. See further below at “What are broker non-votes, and how will they affect the vote on a proposal?”

Can I change or revoke my vote after I have delivered my proxy?

Stockholders of Record. Prior to the Annual Meeting, you may change your vote by submitting a later dated proxy in one of the manners authorized and described in this Proxy Statement. You may also give a written notice of revocation to our Corporate Secretary, as long as it is delivered to our Corporate Secretary at our headquarters, at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, prior to the beginning of the Annual Meeting, or given to our Corporate Secretary at the Annual Meeting prior to the time your proxy is voted at the Annual Meeting. You also may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. However, the mere presence of a stockholder at the Annual Meeting will not revoke a proxy previously given unless you follow one of the revocation procedures referenced above.

Beneficial Owners. If you hold your shares through a broker, bank, trustee or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How can I communicate with the board of directors?

Our board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. If you wish to communicate with the board of directors, you may send your communication in writing to: General Counsel and Corporate Secretary, ContraFect Corporation, 28 Wells Avenue, Third Floor, Yonkers, New York 10701, who will forward all material communications from stockholders to the appropriate director or directors or committee of the board of directors based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

What is the voting requirement to approve each of the proposals?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the eight nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld and broker non- votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3: Approval of an Amendment to our Amended and Restated Certificate of Incorporation	The affirmative vote of the holders of a majority of the stock of the Company entitled to vote.	Abstentions will have the effect of a vote against the proposal. We do not expect any broker non-votes on this proposal.

How are abstentions and votes withheld treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” with respect to the proposal regarding the ratification of the appointment of our independent auditor and the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, are treated as shares present or represented and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions have no effect on the ratification of the appointment of our independent auditor. Abstentions with respect to the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, will have the same effect as a vote against the proposal.

What are broker non-votes, and how will they affect the vote on a proposal?

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters, such as the ratification of the appointment of our independent auditor and the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, but is prohibited from voting on other, non-routine matters, such as the election of directors. Broker non-votes will have no effect on the vote for the election of directors. Because brokers have discretionary authority to vote on the ratification of the appointment of our independent auditor and the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, we do not expect any broker non-votes in connection with such proposals. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the board of directors. The inspector of election will separately count “FOR” and “AGAINST” votes, votes withheld, abstentions and broker non-votes. The board of directors has appointed a representative of American Stock Transfer & Trust Company, LLC to serve as the inspector of elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting, and that Form 8-K will be available via the SEC Filings section of our website. We also expect to announce preliminary results at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the board of directors will be borne by the Company. In addition to the solicitation of proxies by use of the mail, the Company may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Notice of Annual Meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the Record Date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. As of the date of this Proxy Statement, the Company has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide. The enclosed proxy gives Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Senior Vice President, Finance, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed proxy is properly authorized by you.

Stockholder Proposals for 2018 Annual Meeting

Rule 14a-8 Proposals

To be eligible for inclusion in the Company’s proxy statement for the 2018 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received at the Company’s principal executive offices no later than December 6, 2017. Stockholder proposals should be addressed to: ContraFect Corporation, Attn: Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Other Proposals or Nominees for Presentation at the 2018 Annual Meeting

Stockholder proposals and director nominations not intended for inclusion in the Company’s proxy statement for the 2018 annual meeting of stockholders, but which instead are sought to be presented directly at such meeting, must be received at the Company’s principal executive offices by our Secretary not less than ninety (90) calendar days nor more than one hundred twenty (120) days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2018 annual meeting of stockholders no earlier than the close of business on January 2, 2018 and no later than the close of business on February 1, 2018 to be considered timely. In the event that the date of the 2018 annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after May 2, 2018, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the 90th day prior to the 2018 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Proxies will confer discretionary authority to vote on any untimely proposals or nominations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2017

Copies of this Proxy Statement and the Company’s 2016 Annual Report to stockholders are also available online at www.astproxyportal.com/ast/19556

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors. The authorized number of directors is determined from time to time by the board of directors, provided that our board must consist of at least one member. As part of the Nominating and Corporate Governance Committee’s annual review of the composition of our board, the committee determined that it would be in the best interest of the Company to increase the size of our board to add a member that would allow for a diverse board with additional experience that would help build the Company. As a result, our board approved an increase in its size from seven to eight directors, and elected Lisa R. Ricciardi to fill that vacancy. The Nominating and Corporate Governance Committee has recommended, and the board of directors (including a majority of the independent directors on the board) has nominated, eight individuals as director nominees for the Annual Meeting. These director nominees are: Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz, Lisa R. Ricciardi and Cary W. Sucoff.

The board of directors has determined that each of Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, Ms. Ricciardi and Mr. Sucoff is an “independent director” as defined by the applicable listing standards of The Nasdaq Stock Market, LLC (“NASDAQ”). The board of directors has determined that Dr. Gilman is not an “independent director” as defined by the applicable listing standards of NASDAQ as he has served as our Chief Executive Officer. If elected at the Annual Meeting, each director will hold office until the Company’s annual meeting of stockholders in 2018 and until his or her respective successor is duly elected and qualified.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. If any nominee should become unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, proxies will be voted for any substitute nominee designated by the board of directors, taking into account any recommendation by the Nominating and Corporate Governance Committee, to fill the vacancy, or the board of directors may elect to reduce its size. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Director Biographical Information

Biographical information concerning each of the nominees for director as of the date of this Proxy Statement is set forth below:

Name	Age	Position
Steven C. Gilman, Ph.D.	64	Director, Chairman of the Board
Roger J. Pomerantz, M.D., F.A.C.P.	60	Director, Vice Chairman of the Board
Sol J. Barer, Ph.D.	69	Director, Lead Independent Director
Isaac Blech	67	Director
David N. Low, Jr.	58	Director
Michael J. Otto, Ph.D.	68	Director
Lisa R. Ricciardi	57	Director
Cary W. Sucoff, J.D.	65	Director

Steven C. Gilman, Ph.D. Dr. Gilman has served as Chairman of our board of directors since May 2015. In March 2016, he was appointed Interim Chief Executive Officer of the Company and in July 2016 he was appointed Chief Executive Officer of the Company. Dr. Gilman has been on leave from the Chief Executive Officer position since March 16, 2017. Until 2015, he served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals, a biopharmaceutical company, until its acquisition by Merck & Co. Prior to joining Cubist in 2008, he served as Chairman of the Board of Directors and Chief Executive Officer of ActivBiotics, a privately held biopharmaceutical company. Previously, he worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles including Vice President and General Manager of the Inflammation franchise responsible for all aspects of the Inflammation business from early gene discovery to product commercialization. Prior to Millennium, he was Group Director at Pfizer Global Research and Development, where he was responsible for drug discovery of novel antibacterial agents as well as several other therapeutic areas. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, Cytogen Corporation, Temple Medical School, and Connecticut College. He currently serves on the board of directors of publicly traded companies Keryx Biopharmaceuticals, Inc., Momenta Pharmaceuticals, Inc., SCYNEXIS Inc., and Vericel Corporation. Dr. Gilman received his Ph.D. and M.S. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation, and received a B.A. in microbiology from Miami University of Ohio. He has authored over 60 publications and is an inventor on 7 patents. We believe that Dr. Gilman’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Roger J. Pomerantz, M.D., F.A.C.P. Dr. Pomerantz has served as a member of our board of directors since April 2014 and was appointed Vice Chairman in May 2014. Since 2014, Dr. Pomerantz has served as President and Chief Executive Officer of Seres Therapeutics, Inc., a biotechnology company. He has also served as Chairman of the board of directors of Seres since 2013. From 2011 to 2013, he was formerly Worldwide Head of Licensing & Acquisitions, Senior Vice President at Merck & Co., Inc. where he oversaw all licensing and acquisitions at Merck Research Laboratories. Previously, he served as Senior Vice President and Global Franchise Head of Infectious Diseases at Merck. Prior to joining Merck, Dr. Pomerantz was Global Head of Infectious Diseases for Johnson & Johnson Pharmaceuticals. He joined Johnson & Johnson in 2005 as President of Tibotec Pharmaceuticals, Inc. Dr. Pomerantz received his B.A. in Biochemistry at the Johns Hopkins University and his M.D. at the Johns Hopkins School of Medicine. He received post-graduate training at the Massachusetts General Hospital, Harvard Medical School and M.I.T. Dr. Pomerantz is Board Certified in both Internal Medicine and Infectious Diseases. He was Professor of Medicine, Biochemistry and Molecular Pharmacology, Chief of Infectious Diseases, and the Founding Director and Chair of the Institute for Human Virology and Biodefense at the Thomas Jefferson University and Medical School. He has developed nine drugs approved world-wide in important diseases, including HIV, HCV, and tuberculosis. We believe that Dr. Pomerantz’s significant scientific, executive and board leadership experience in drug development and in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Sol J. Barer, Ph.D. Dr. Barer has served as a member of our board of directors since April 2011. Dr. Barer served as our Chairman of the board of directors from February 2012 to May 2015. He was appointed Lead Independent Director in May 2015. Dr. Barer spent most of his professional career with the Celgene Corporation. He was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until January 2011 and Chairman and Chief Executive Officer from May 2006 until June 2010. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. Dr. Barer serves as Chairman of the board of directors of the public companies Edge Therapeutics, InspireMD, Aevi Genomic Medicine, and Teva Pharmaceutical Industries and the private company Centrexion. He is an advisor to biotechnology/medical companies, the Israel Biotech Fund and not for profit organizations. In 2011, Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which resulted in sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the NJ Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University and served two terms as Chair of the Board of Trustees of BioNJ, the New Jersey biotechnology organization. We believe that Dr. Barer’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Isaac Blech. Mr. Blech has served as a member of our board of directors since August 2010. Mr. Blech’s current roles at public companies are Director of Cerecor, Inc., Director of Aevi Genomic Medicine, Inc., and Vice Chairman of Edge Therapeutics, Inc., InspireMD, SpendSmart Networks, Inc., and root9B Technologies. He is also Vice Chairman of Centrexion Corporation, Regenovation, Inc., X4 Pharmaceuticals, Sapience Therapeutics, Aridis Pharmaceuticals, WaveGuide Corporation, Alveo Health, and X-VAX Technology, Inc., which are all private companies. Over the past 35 years, Mr. Blech has helped found some of the world’s leading biotechnology companies, including Celgene Corporation, ICOS Corporation, Pathogenesis Corporation, Nova Pharmaceutical Corporation and Genetic Systems Corporation. These companies are responsible for major advances in oncology, infectious disease and cystic fibrosis. Mr. Blech earned a B.A. degree from Baruch College in 1975. We believe that Mr. Blech’s broad experience as a founder, director and major investor in numerous biotechnology companies qualifies him to serve as a member of our board of directors.

David N. Low, Jr. Mr. Low has served as a member of our board of directors since April 2014. Mr. Low has worked as an investment banker since 1987, with broad investment and advisory experience in the life sciences, biotechnology and medical technology sectors. Since 2013, Mr. Low has served as a Senior Advisor at Lazard Freres & Company, an investment bank. From 2002 to 2013, Mr. Low was a member of Lazard’s Life Sciences Group as a Managing Director. Mr. Low has advised on major M&A transactions in the life sciences, biotechnology and medical technology sectors, and has worked with private and public companies to raise capital, including emerging growth companies. Prior to joining Lazard, Mr. Low was a Managing Director at JP Morgan Chase & Co. and a Senior Vice President at Lehman Brothers. Mr. Low serves on the board of directors of the We Teach Science Foundation (as Chairman), the Philharmonia Baroque Orchestra, and the French International School. Mr. Low holds an A.B. from Harvard College, where he graduated cum laude, an M.A. from the Johns Hopkins University School of Advanced International Studies and an M.B.A. from Yale University. We believe that Mr. Low’s significant investment and financial advisory experience qualifies him to serve as a member of our board of directors.

Michael J. Otto, Ph.D. Dr. Otto has served as a member of our board of directors since April 2014. Dr. Otto served as Chief Scientific Officer of Pharmasset from October 1999 until February 2012, when the company was acquired by Gilead Sciences. He led the research team responsible for the discovery of sofosbuvir for the treatment of HCV infections. In previous capacities he has served as Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, Vice President for Research and Development at Avid Therapeutics, Inc., Research Manager at DuPont Pharmaceuticals and Dupont Merck Pharmaceuticals and as Group Leader in the Virology Dept. at Sterling Drug in Rensselaer, NY. Prior to joining Sterling Drug, Dr. Otto was Research Assistant Professor at Yale University School of Medicine, Dept. of Pharmacology. Dr. Otto also served as the US editor for Antiviral Chemistry & Chemotherapy from 1989 until 2012. Dr. Otto holds a B.S. degree from Loyola University of Chicago and a Ph.D. degree in medical microbiology from The Medical College of Wisconsin. He is the author or coauthor of over 100 research papers and book chapters and named inventor on several patents and patent applications. We believe that Dr. Otto’s substantial scientific and executive leadership experience in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Cary W. Sucoff. Mr. Sucoff has served on our board of directors since May 2010. Mr. Sucoff has more than 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. He has participated in the financing of more than 100 public and private companies, raising approximately $500 million of equity capital and playing a role in securing financing for biotech companies including Amgen, Centecor, Genzyme, Genentech, Icos, PathoGenesis, Vaxgen and Biotime. Since 2011, Mr. Sucoff has owned and operated Equity Source Partners LLC, an advisory and consulting firm. In addition to ContraFect, Mr. Sucoff currently serves on the board of directors of root9B Technologies, Legacy Education Alliance, Inc. Greenwood Hall, Inc. and First Wave Technologies, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics. Mr. Sucoff is the past President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton in 1974 and a J.D. from New England School of Law in 1977, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of

New York since 1978. We believe that Mr. Sucoff’s broad financial and legal experience qualifies him to serve as a member of our board of directors.

Lisa R. Ricciardi. Ms. Ricciardi has served as a member of our board of directors since February 2017. Since 2015, Ms. Ricciardi has served as an advisor to early state biotechnology companies and investors. From July 2014 through 2015, Ms. Ricciardi served as Senior Vice President for Corporate and Business Development with Foundation Medicine, a molecular information company. From October 2010 to June 2012, she served as Senior Vice President of Business Development at Medco Health Solutions, Inc. until the business was sold. In addition, she was a Venture Partner at Essex Woodlands Health Ventures. Ms. Ricciardi held numerous executive management positions at Pfizer, including Senior Vice President in the Licensing and Development Division, closing more than 25 transactions with multi-national firms and biotechnology companies, as well as managing several key product launches in the global pharmaceuticals division. Ms. Ricciardi is currently a member of the board of directors of Chimerix Inc. and United Drug Healthcare Group, PLC in Dublin, Ireland, and was previously a member of the board of directors at Sepracor. Ms. Ricciardi earned an M.B.A. from the University of Chicago and a B.A. degree from Wesleyan University. We believe that Ms. Ricciardi’s significant life sciences, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies her to serve as a member of our board of directors.

Required Vote

The election of each of the above director nominees requires the approval of a plurality of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This means that the eight nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The board of directors unanimously recommends a vote “FOR’’ the election of the above director nominees.

CORPORATE GOVERNANCE

Director Independence

Except as may otherwise be permitted by the applicable listing standards of NASDAQ, a majority of the members of the board of directors shall be independent directors. The board of directors has determined that Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, Ms. Ricciardi and Mr. Sucoff qualify as independent directors under the applicable listing standards of NASDAQ. The board of directors has also determined that each director who currently serves on the Audit Committee is independent under the applicable listing standards of NASDAQ and Rule 10A-3 under the Exchange Act, and that each director who currently serves on the Compensation Committee meets NASDAQ’s heightened standard of independence applicable to compensation committee members, and that each director who currently serves on the Nominating and Corporate Governance Committee is independent under the applicable listing standards of NASDAQ. The board of directors has determined that Dr. Gilman, is not independent under the applicable NASDAQ listing standards as he has served as our Chief Executive Officer.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Except where the Company is legally required by contract, by- law or otherwise to provide third parties with the right to nominate directors, the Nominating and Corporate Governance Committee is responsible for the identification of individuals qualified to become directors and the recommendation of nominees for election to the board of directors. In making such recommendations, the Nominating and Corporate Governance Committee considers candidates proposed by stockholders of the Company, and reviews and evaluates information available to it regarding such candidates according to the same criteria and processes as it does in considering other candidates. Lisa R. Ricciardi, who was elected to our board of directors on February 14, 2017, was recommended by our Chief Executive Officer.

The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the board of directors in fulfilling its responsibilities. The value of diversity is taken into consideration by the Nominating and Corporate Governance Committee when considering director nominees. In furtherance of that objective, the Nominating and Corporate Governance Committee has a number of criteria in the evaluation of director nominees. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards. The Nominating and Corporate Governance Committee believes that director nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Additionally, director nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the board of directors and its committees. Furthermore, director nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders. Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Board Leadership Structure and Risk Oversight

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will periodically assess the board of directors’ leadership structure, including whether the positions of Chairman of the Board and Chief Executive Officer should be separate. As a result of the appointment of our Chairman of the Board, Steven C. Gilman, as Chief Executive Officer in March 2016, we combined these leadership positions. Sol Barer serves as our Lead Independent Director. In this role, Dr. Barer assists the Chairman of the Board with his leadership and oversight responsibilities and acts as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. On March 16, 2017, Dr. Gilman began a medical leave from the Chief Executive Officer position and the board of directors established an Interim Office of the Chief Executive Officer, consisting of Natalie Bogdanos, J.D., Cara Cassino, M.D., Michael Messinger, C.P.A, and Joshua Muntner who collectively assumed Dr. Gilman’s Chief Executive Officer duties on an interim basis while Dr. Gilman is on leave. The Interim Office of the Chief Executive Officer reports directly to a Board CEO Oversight Committee, consisting of Dr. Barer, Dr. Gilman, Dr. Otto and Ms. Ricciardi. As a result of these arrangements, the roles of Chairman of the Board and Chief Executive Officer will be split during Dr. Gilman’s leave.

Both the full board of directors and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the board of directors and its committees relating to those risks and risk-mitigation efforts. Board of directors’ oversight of risk is conducted primarily through the standing committees of the board of directors, the members of which are all independent directors, with the Audit Committee taking a lead role on oversight of financial risks and in interfacing with management on significant risks or exposures and assessing the steps management has taken to minimize such risks. The Audit Committee also is charged with, among other tasks, oversight of management on the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled. Members of the Company’s management, including our Principal Financial Officer, periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly with respect to the Company’s internal controls over financial reporting. The Compensation Committee, in consultation with management, has reviewed the design and operation of the Company’s compensation arrangements and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, the Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our board of directors does not believe that its role in the oversight of our risks affects the board’s leadership structure.

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Directors are responsible for attending board of directors meetings, meetings of committees on which they serve and the annual meetings of the stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. During the fiscal year ended December 31, 2016, our board of directors held six (6) meetings, six (6) Audit Committee meetings, six (6) Compensation Committee meetings, two (2) Nominating and Corporate Governance Committee meetings and three (3) Science and Technology Committee meetings. Our independent directors also had regularly scheduled executive sessions. All directors attended at least 75% of the board of directors meetings and committee meetings that were held during that period during which he or she was a director of the Company and in which he or she was a member of such committees. All directors then serving attended the Company’s 2016 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate pursuant to written charters that are available on the Corporate Governance page of our website at http://ir.contrafect.com/governance-docs. The current membership of each committee is listed below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Mr. Low(C)(FE)* Dr. Pomerantz* Mr. Sucoff *	Dr. Otto (C)* Mr. Blech* Ms. Ricciardi *(1)	Mr. Blech(C)* Dr. Barer* Ms. Ricciardi*	Dr. Pomerantz(C)* Dr. Otto* Dr. Barer* Dr. Gilman

(C)	Chair of the committee.
(FE)	Qualifies as a financial expert.
*	Independent director under the applicable listing standards of NASDAQ and the SEC rules.
(1)	Effective as of February 14, 2017, Sol J. Barer resigned from the Compensation Committee and was replaced by Lisa R. Ricciardi. Dr. Barer continues to serve as Lead Independent Director on the board of directors and as a member of the Nominating and Corporate Governance Committee.

Audit Committee

Our board of directors has determined that Mr. Low qualifies as an Audit Committee financial expert within the meaning of SEC regulations based on his formal education and the nature and scope of his previous experience. Our board of directors has determined that all current Audit Committee members meet the heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to Audit Committee members. Our Audit Committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing procedures for the receipt and treatment of complaints regarding accounting or auditing matters;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our Audit Committee had six (6) meetings in 2016. During 2016, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. The Audit Committee discussed with the independent auditor the overall scope and plans for its audit.

Compensation Committee

All of the members of the Compensation Committee are independent directors, including after giving consideration to the factors specified in the NASDAQ listing rules for compensation committee independence. The Compensation Committee held six (6) meetings in 2016. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to our board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation; and

•	reviewing and discussing with management our “Executive Compensation”.

Subject to the terms of our compensation plans, the Compensation Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation Committee consults with our management and may engage an independent compensation consultant from time to time. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. The Chief Executive Officer then presents his or her compensation recommendations based on these reviews to the Compensation Committee. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Compensation Committee may delegate to one or more subcommittees or executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market.

Beginning in 2015, and as it related to the process for developing executive and director compensation for 2016 and 2017, the Compensation Committee engaged Radford Surveys (“Radford”), a division of Aon Corporation, as its compensation consultant. Radford was engaged by, and reported directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Radford or any factor that would otherwise impair the independence of Radford relating to the services it performed for the Compensation Committee. Radford has not been engaged by the Company previously and does not perform any other services for the Company.

In its advisory role, Radford assisted the Compensation Committee in the design and implementation of our executive and director compensation programs. This included advising the Compensation Committee with respect to the competitiveness of our executive and director compensation program in comparison to industry practices, and the identification of any trends in executive and director compensation in our peer group. The Compensation Committee considered the market comparison data and peer group data in making compensation decisions. Radford also assisted the Compensation Committee in selecting the key elements to include in its compensation program and the establishment of performance targets.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee had two (2) meetings in 2016. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning; reviewing the compositions of committees and their respective charters;

•	developing and recommending modifications to corporate governance guidelines to the board; reviewing Board structure; and

•	overseeing periodic evaluations of the board.

Science and Technology Committee

The Science and Technology Committee meets periodically to discuss scientific and technological developments that may affect our business. The Science and Technology Committee held three (3) meetings in 2016.

Code of Ethics

Our board of directors has adopted a Code of Ethics and Business Conduct applicable to all officers, directors and employees, which is available on our website at http://ir.contrafect.com/governance-docs. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct, as well as NASDAQ’s requirement to disclose waivers with respect to directors and executive officers, by posting such information on our website at the address specified above.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Ernst & Young LLP has audited our financial statements since April 16, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the appointment of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If ratification is not obtained, the Audit Committee will consider this fact when it appoints the independent auditor for 2018, but will not be required to appoint a different independent auditor. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us for services rendered by Ernst & Young LLP during the years ended December 31, 2016 and 2015.

	Fiscal year ended December 31, 2016	Fiscal year ended December 31, 2015
Audit Fees (1)	$371,960	$305,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$371,960	$305,000

(1)	Audit fees consisted of fees paid for our annual audits, review of our quarterly reports on Form 10-Q and our SEC filings related to our S-3 and S-8 registrations.

Preapproval Policies and Procedures

It is our policy that the Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may form and delegate authority to one or more subcommittees, as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member), any preapproval decisions relating to audit, review, attest or non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2016, the Audit Committee pre-approved all audit and non-audit services in accordance with this policy.

Required Vote

Ratification of Ernst & Young as our independent registered public accounting firm will require the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO AUTHORIZE ADDITIONAL SHARES

On March 7, 2017, our board of directors adopted a resolution to amend the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), subject to stockholder approval, by increasing the number of authorized shares of our Common Stock from 100,000,000 to 200,000,000 shares (the “Share Increase Amendment”).

The purpose of the Share Increase Amendment is to allow our Company the ability to issue additional shares of Common Stock in connection with acquisitions of other companies or technologies, future financings, joint ventures, stock splits, employee and director benefit programs and other desirable corporate activities, without requiring our Company’s stockholders to approve an increase in the authorized number of shares of Common Stock each time such action is contemplated. Except pursuant to our Company’s employee and director stock plans, our Company presently has no plan, commitment, arrangement, understanding or agreement regarding the issuance of Common Stock. However, as discussed above, if the increase of the authorized number of shares is approved by our Company’s stockholders, our Company may in the future issue additional shares of Common Stock to pursue acquisition and joint venture opportunities and in connection with future financings.

The following table illustrates the effect the proposed Share Increase Amendment would have on the number of shares of Common Stock available for issuance, if approved by our stockholders:

	As of December 31, 2016	Upon Effectiveness of Amendment
TOTAL AUTHORIZED SHARES OF COMMON STOCK	100,000,000	200,000,000
Outstanding shares of Common Stock	41,656,606	41,656,606
Shares of Common Stock reserved for future issuance under the Company’s incentive plans	5,407,886	7,074,126
Shares of Common Stock issuable upon the exercise of outstanding warrants	27,214,775	20,334,442
TOTAL OUTSTANDING SHARES OF COMMON STOCK AND SHARES OF COMMON STOCK RESERVED	74,279,267	69,065,174
UNRESERVED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE	25,720,733	130,934,826

The proposed Share Increase Amendment could, under certain circumstances, have an anti-takeover effect. The availability for issuance of additional shares of Common Stock or rights to purchase such shares could enable our board of directors to render a change in control more difficult or discourage an attempt by a party to obtain control of ContraFect Corporation by tender offer or other means. The issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive stockholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of additional shares to persons friendly to our board of directors could make it more difficult to remove incumbent officers and directors from office even if the change were favorable to stockholders generally. The board of directors is not aware of any pending or threatened efforts to obtain control of the Company, and has no present intent to authorize the issuance of additional shares of Common Stock to discourage such efforts if they were to arise.

If our stockholders approve this proposal, then the first sentence of Article FOURTH of our Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 225,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 25,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

Effect of Approval of Proposed Amendment

If the Share Increase Amendment is approved by stockholders, all other sections of the Certificate of Incorporation would be maintained in their current form. The Share Increase Amendment would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do promptly after the Annual Meeting. In the event that the Share Increase Amendment is not approved by our stockholders at the Annual Meeting, the current Certificate of Incorporation would remain in effect in its entirety.

Required Vote

The approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000 requires the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

The board of directors believes that the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 100,000,000 shares to 200,000,000 is advisable and in the best interests of our Company and its stockholders and recommends a vote “FOR” this proposal.

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information concerning each of our executive officers is set forth below.

Natalie Bogdanos, J.D. Ms. Bogdanos, age 48, currently serves as our General Counsel and Corporate Secretary since August of 2014, and has served as a member of the Interim Office of the Chief Executive Officer since March 2017. She has over 18 years of experience in the legal field, almost 10 of which were serving as the chief legal officer of a publicly traded biotechnology company. Prior to joining ContraFect in 2014, Ms. Bogdanos served as Associate General Counsel at Memorial Sloan-Kettering Cancer Center (“MSKCC”), a cancer treatment and research institution, where she held a joint appointment with the Office of the General Counsel and the Office of Technology Development (“OTD”). At MSKCC, she provided legal counsel and guidance to various departments throughout the institution while having sole responsibility for the legal oversight of the OTD. She led the contracts group, managed the institution’s patent portfolio, provided regulatory guidance and compliance, and advised on litigation strategy. Prior to MSKCC, she was General Counsel at Enzo Biochem, Inc. (“Enzo”), a publicly traded international biotechnology and life science company, from 2003 to 2012. At Enzo, she was responsible for leading the legal department, handling contracts and complex business development agreements, ensuring SEC and regulatory compliance, overseeing litigation and managing Enzo’s portfolio of 500+ patents and patent applications. Previously, Ms. Bogdanos was an associate at Amster, Rothstein & Ebenstein from 1999 to 2003 where her practice focused on patent litigation and patent prosecution. Ms. Bogdanos has also served as a legal consultant to pharmaceutical companies and was a faculty member at the Practising Law Institute. Prior to attending law school, she was a research technician at the Public Health Research Institute where her work focused on Staphylococcus aureus. Ms. Bogdanos is an attorney licensed to practice before the United States Patent and Trademark Office. She is admitted to practice law in New York, the United States District Court, Southern and Eastern District of New York and the United States Court of Appeals for the Federal Circuit. Ms. Bogdanos received her J.D. from New York Law School and her Bachelor of Arts in Biology, with honors, from Queens College of the City University of New York.

Cara Cassino, M.D. Dr. Cassino, age 55, has served as our Chief Medical Officer since September 2015, also as Executive Vice President of Research and Development since October, 2015, and as a member of the Interim Office of the Chief Executive Officer since March 2017. Dr. Cassino has over 20 years of experience as a clinician and executive in healthcare, including over 15 years of experience in pharmaceutical product development with over 20 successful regulatory submissions in the United States and globally. Prior to joining ContraFect in 2015, Dr. Cassino served as an independent consultant to various pharmaceutical and biotechnology companies, including Scynexis. Prior to that, she served as Senior Vice President at Forest Laboratories, Inc., a biopharmaceutical company (acquired by Actavis plc, now Allergan plc), where she oversaw Global Clinical Development from 2013 to 2014. While at Forest, she was responsible for pre- and post-marketing clinical activities for a portfolio of 35 compounds, and also clinical due diligence for M&A activity, including the $2.9 billion acquisition of Aptalis Pharma and the $1.1 billion acquisition of Furiex Pharmaceuticals. From 2008 to 2013, Dr. Cassino held a number of senior positions at Pfizer, including Global Medical Team Leader of Pfizer’s antibacterial franchise which included Zyvox (linezolid) and Medicines Development Group VP for Pulmonary Vascular Disease and Rare Diseases. Prior to joining Pfizer, Dr. Cassino also served as Executive Medical Director for the late stage U.S. respiratory franchise at Boehringer-Ingelheim Pharmaceuticals, Inc. and was a member of the academic faculty of the Division of Pulmonary and Critical Care Medicine at New York University (NYU) School of Medicine for eight years prior to joining industry. Dr. Cassino received her B.A., summa cum laude, in Chemistry and Fine Arts from NYU where she was elected Phi Beta Kappa, followed by an M.D. from NYU School of Medicine. She completed her internship and residency in Internal Medicine at NYU/Bellevue Hospital and a fellowship in Pulmonary/Critical Care Medicine at NYU and Mount Sinai Medical Centers. Dr. Cassino is Board Certified in both internal medicine and pulmonary medicine.

Michael Messinger, CPA. Mr. Messinger, age 42, currently serves as our Senior Vice President, Finance, and has served as a member of the Interim Office of the Chief Executive Officer since March 2017. He has more than 16 years of experience in finance, accounting and forecasting for clinical development. Prior to joining ContraFect in November 2012 as our Vice President, Finance, he served as Director of Finance at Lexicon Pharmaceuticals, Inc. (“Lexicon”) for eight years and also held the position of Controller for three years. Prior to working at Lexicon, Mr. Messinger served as Controller of Coelacanth Corporation (which was acquired by Lexicon) for two years. While at Lexicon, Mr. Messinger was responsible for the financial management of Lexicon’s partnership with Symphony Capital, LLC, in addition to coordinating fiscal and program management concerning Lexicon’s development programs. Mr. Messinger received his B.B.A. degree in accounting from the University of Michigan. He started his career as an auditor at Ernst & Young LLP.

Josh Muntner. Mr. Muntner, age 48, has served as the Senior Vice President of Business Development since 2015, and as a member of the Interim Office of the Chief Executive Officer since March 2017. Mr. Muntner has more than 15 years of transaction experience assisting life sciences companies with financing and M&A advisory transactions. Prior to joining ContraFect, he served as Managing Director and Co-Head of Healthcare Investment Banking at Janney Montgomery Scott, a financial services firm from 2012 to 2015. Mr. Muntner was also a Managing Director at ThinkEquity, an investment bank from 2009 to 2012. Previously, Mr. Muntner spent nine years at Oppenheimer & Co. and its U.S. predecessor, CIBC World Markets, in positions of increasing responsibility. Mr. Muntner also served as an investment banker at Prudential Securities. Mr. Muntner received his B.F.A. degree from Carnegie Mellon and his M.B.A. degree from The Anderson School at UCLA.

Nancy Dong. Ms. Dong, age 51, currently serves as our Vice President, Finance and Administration. She has more than 20 years of experience in accounting, strategic planning, budgeting and forecasting, organizational development, financial systems and controls and human resources. Prior to joining ContraFect in 2010 as Vice President, Controller, she served as controller at XL Marketing, a direct marketing firm, from 2009 to 2010 and at Alley Corp, a company that provides strategic advice to companies within its network, from 2007 to 2009. She also served as Vice President of Finance and Administration at DCM, a tele-services firm supporting the performing arts, from 2002 to 2007. Ms. Dong also held the positions of COO and CFO at Semaphore, a project management software development firm. Ms. Dong received her B.A. degree from Yale University and a MPPM degree from The Wharton School at the University of Pennsylvania. She started her career as a management consultant at Ernst & Young LLP.

EXECUTIVE COMPENSATION

We have elected to provide compensation disclosure pursuant to the reduced disclosure requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Our executive compensation program, consisting of a three-part compensation strategy that includes base salary, annual performance-based cash bonuses and long-term equity incentive compensation, is designed to (i) pay for performance to encourage both Company and individual achievement; (ii) encourage efficient use of Company resources; and (iii) provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

The Company does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. Under the Company’s compensation practices, cash compensation consists of an annual base salary and performance-based bonuses, and equity-based compensation primarily consists of grants of stock options.

Named Executive Officers

Our named executive officers for 2016 set forth in this proxy statement (the “Named Executive Officers”) are:

•	Steven C. Gilman, Ph.D., Chief Executive Officer and Chairman of the Board;

•	Cara M. Cassino, M.D., Chief Medical Officer and Executive Vice President of Research & Development;

•	Natalie Bogdanos, J.D., General Counsel and Corporate Secretary; and

•	Julia P. Gregory, M.B.A., our former Chief Executive Officer.

2016 Summary Compensation Table

We are an emerging growth company and have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Exchange Act of 1934. The table below sets forth the annual compensation earned during fiscal years 2016 and 2015 by our Named Executive Officers. Effective January 1, 2017, the annual base salaries for Dr. Cassino and Ms. Bogdanos were increased to $456,125 and $367,250, respectively.

Name and Principal Position		Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Awards ($) (2)	Option Awards ($) (3)	All Other Compensation (4)	Total ($)
Steven C. Gilman, Ph.D. (5) Chief Executive Officer	2016	$459,792	$131,250	$393,750	$157,057	$17,748	$1,159,597

Cara M. Cassino, M. D. Chief Medical Officer and Executive Vice President of Research and Development	2016	$415,833	$—	$184,205	$303,366	$32,420	$935,824

Natalie Bogdanos, J.D. General Counsel and Corporate Secretary	2016	$350,000	$—	$106,100	$111,735	$20,204	$588,039

Julia P. Gregory	2016	$113,824	$—	$—	$520,260	$1,249,063	$1,883,147
Former Chief Executive Officer	2015	$489,250	$171,238	$—	$909,651	$39,973	$1,610,112

(1)	For Dr. Gilman the amount reported is a $131,250 bonus paid to him in connection with his appointment as our interim Chief Executive Officer. Refer to the description of Dr. Gilman’s letter agreement under the heading “Employment Arrangements” for additional information.
(2)	Represents annual bonuses earned under our performance-based bonus program. For Dr. Cassino and Ms. Bogdanos, the amounts reported also include a $20,000 bonus paid to each of them on the successful completion of a corporate financial milestone.
(3)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718, disregarding estimated forfeitures. See Note 11 to our financial statements included in our Annual Report on Form 10-K filed on March 15, 2017 regarding assumptions underlying the valuation of these equity awards. For Ms. Gregory, the amount reported is comprised of share-based compensation expense representing the incremental fair value, determined in accordance with ASC, Topic 718, with respect to the modification of options to purchase an aggregate of 390,136 shares of our common stock. Refer to the description of Ms. Gregory’s separation agreement under the heading “Employment Arrangements” for additional information.
(4)	The amounts reported in the “All Other Compensation” column include the sum of the incremental cost to us of all perquisites and other personal benefits, which are comprised of medical and life insurance costs paid by us and employer 401(k) contributions made by us on behalf of each Named Executive Officer. For Ms. Gregory, the amount reported also includes $1,232,357 of payment pursuant to the terms of a separation agreement that we entered into with Ms. Gregory in connection with her resignation as our Chief Executive Officer. Refer to the description of Ms. Gregory’s separation agreement under the heading “Employment Arrangements” for additional information.
(5)	Amount includes $50,000 that Dr. Gilman received for his service on our board of directors as a non-employee director. Dr. Gilman served as a non-employee director until March 21, 2016. On March 21, 2016, Dr. Gilman was appointed Interim Chief Executive Officer and subsequently, Chief Executive Officer.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2016.

	Option Awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date
Steven C. Gilman, Ph.D.	15,000	15,000	(1)	4.65	5/18/2025
Chief Executive Officer and Chairman of the Board	85,000	85,000	(1)	4.65	5/18/2025
	75,000	—		3.63	3/21/2026
	7,500	7,500	(2)	3.22	5/6/2026

Cara M. Cassino, M.D.	75,000	75,000	(3)	4.08	11/2/2025
Chief Medical Officer and Executive Vice President, Research and Development	9,000	27,000	(4)	3.29	2/7/2026
	31,250	68,750	(5)	3.29	2/7/2026

Natalie Bogdanos, J.D.	16,071	5,357	(6)	4.05	8/18/2024
General Counsel and Corporate Secretary	11,175	11,175	(7)	4.61	2/6/2025
	12,500	37,500	(4)	3.29	2/7/2026

Julia P. Gregory	67,142	—		3.50	3/25/2018
Former Chief Executive Officer	58,571	—		3.50	3/25/2018
	342,857	—		4.27	3/25/2018
	75,850	—		4.61	3/25/2018
	200,000	—		3.29	3/25/2018

(1)	25% of the shares underlying the option vested on May 18, 2015 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(2)	The shares underlying the option vest over one year beginning on May 6, 2016, with 25% of the shares underlying the option vesting at the end of each quarter thereafter.
(3)	25% of the shares underlying the option vested on September 28, 2015 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(4)	The shares underlying the option vest over four years beginning on January 1, 2016, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(5)	The shares underlying the option vest over four years, with 25% of the shares underlying the option vesting on September 28, 2016 and 6.25% of the shares underlying the option vesting at the end of each quarter thereafter.
(6)	25% of the shares underlying the option vested on August 18, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(7)	The shares underlying the option vest over four years beginning on January 1, 2015, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.

Employment Arrangements

Steven C. Gilman

We entered into a letter agreement with Dr. Gilman effective March 21, 2016 (the “March Agreement”) pursuant to which Dr. Gilman agreed to serve as our Interim Chief Executive Officer until the earlier of the date a permanent Chief Executive Officer commenced employment with us and September 21, 2016. The letter agreement provided that Dr. Gilman would receive base salary payments at the annualized rate of $525,000 and a cash bonus in the amount of $131,250 within 60 days after the earlier of the date a permanent Chief Executive Officer commenced employment with us and September 21, 2016. Additionally, effective March 21, 2016, Dr. Gilman was granted an option under our 2014 Omnibus Incentive Plan to purchase 75,000 shares of our common stock with a per share exercise price equal to $3.63. The option vested upon Dr. Gilman’s appointment as our permanent Chief Executive Officer.

On July 21, 2016, our board of directors appointed Dr. Gilman as our permanent Chief Executive Officer. Dr. Gilman served as our Chief Executive Officer under the terms of the March Agreement until the March Agreement expired on September 21, 2016. Beginning on September 21, 2016, Dr. Gilman served as our President and Chief Executive Officer under the terms of a letter agreement that he entered into with us on July 21, 2016 (the “July Agreement”). The July Agreement expires on July 1, 2018, unless earlier terminated by the parties in accordance with its terms, and entitles Dr. Gilman to continue receiving base salary payments at the annualized rate of $525,000 as well as the opportunity to earn an annual performance-based bonus targeted at 75% of his base salary, with the ability to earn a bonus of up to 125% of his base salary for exceeding targeted performance.

Dr. Gilman has also agreed to serve as Chairman of our board of directors, without additional compensation, for any period during the term of the July Agreement that he is elected to serve as a Board member, and we have agreed to nominate Dr. Gilman for reelection to our board of directors by our stockholders upon any expiration of the term of Dr. Gilman’s board service that occurs during the term of the July Agreement. In addition, during the period commencing on September 21, 2016 and ending on December 31, 2018 (regardless of Dr. Gilman’s continued employment), we have agreed to offer Dr. Gilman and his eligible spouse and dependents medical, dental and vision insurance coverage at substantially the same benefit levels as provided from time to time to active executive officers of ours and to pay the full premiums for such coverage. Dr. Gilman is subject to non-competition and employee non-solicitation covenants during the term of the July Agreement and thereafter through December 31, 2018.

If, during the term of the July Agreement, we terminate Dr. Gilman’s employment without “cause” or Dr. Gilman resigns his employment for “good reason” (as these terms are defined in the July Agreement), subject to Dr. Gilman signing and not revoking a general release of claims, Dr. Gilman will be entitled to receive a lump-sum payment in an amount equal to $300,000 (or, if the employment termination occurs on or within 12 months following a change in control, 150% of his then-current base salary) and accelerated vesting of all of his unvested stock options that are subject solely to service-based vesting conditions. Additionally, upon termination of Dr. Gilman’s employment for any reason during the term of the July Agreement, any vested stock options held by Dr. Gilman as of the employment termination date will generally remain exercisable for two years.

As disclosed in the Form 8-K dated March 13, 2017, beginning on March 16, 2017, Dr. Gilman began a leave of absence from active employment with us for medical reasons.

Cara M. Cassino

On August 24, 2015, we entered into an offer letter agreement with Dr. Cassino, our Chief Medical Officer, and amended the agreement on August 22, 2016 and again on March 15, 2017 (together, the “Cassino Offer Letter”). Effective October 1, 2016, Dr. Cassino’s annual base salary was increased from $395,000 to $445,000 and her target annual performance bonus was increased from 40% to 45% of her base salary. Pursuant to the Cassino Offer Letter, Dr. Cassino received an option under our 2014 Omnibus Incentive Plan to purchase 100,000 shares of our common stock, which are eligible to vest over four years beginning on January 1, 2016, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter. The Cassino Offer Letter also entitles Dr. Cassino to receive a retention bonus of $150,000, payable shortly after the first patient is dosed in the CF-301 Phase 2 study.

The Cassino Offer Letter also entitles Dr. Cassino to the following severance payments and benefits upon her resignation for good reason or termination by us without cause: (i) an amount equal to the sum of 18 months of Dr. Cassino’s then-current base salary plus 150% of Dr. Cassino’s then-current target annual bonus, payable over 18 months following the date of termination, (ii) payment of any earned but unpaid bonuses, (iii) payment of the applicable premiums for coverage pursuant to COBRA for 18 months from the date of the termination and (iv) accelerated vesting of any then-outstanding Company stock options granted prior to June 14, 2016, with the vested portion of such stock options remaining outstanding and exercisable until the date that is two (2) years following Dr. Cassino’s employment termination date, subject to the earlier final expiration dates of such options or treatment in accordance with their contractual terms in connection with certain corporate transaction.

Dr. Cassino’s right to receive severance payments and benefits is conditioned upon her timely executing a general release of claims.

Natalie Bogdanos

On June 26, 2014, we entered into an offer letter agreement with Natalie Bogdanos, our General Counsel and Corporate Secretary, and amended the agreement on November 2, 2015 (together, the “Bogdanos Offer Letter”). During 2016, Ms. Bogdanos was paid an annual base salary of $350,000 and was eligible to earn a target annual performance bonus in an amount equal to 30% of her base salary.

The Bogdanos Offer Letter entitles Ms. Bogdanos to the following severance payments and benefits upon her termination by us without cause or her resignation for good reason: (i) base salary continuation for 12 months following the date of termination; (ii) a payment equal to 12 months of bonus; and (iii) payment of the applicable premiums for coverage pursuant to COBRA for 12 months from the date of termination for Ms. Bogdanos and her dependents. In the event that Ms. Bogdanos is terminated by us without cause or resigns for good reason, in each case, within one year following a change of control event, then, in addition to those benefits described above, all existing and outstanding stock options and other equity awards will become immediately fully vested and exercisable. Ms. Bogdanos’s right to receive severance payments and benefits is conditioned upon her timely executing a general release of claims.

Ms. Bogdanos has agreed not to divert certain corporate opportunities and not to solicit certain of our employees for one year following the termination of her employment.

Julia P. Gregory

On March 21, 2016, Ms. Gregory notified us of her retirement and resignation as our Chief Executive Officer and member of our board of directors. In connection with her retirement, we entered into a separation agreement with Ms. Gregory. Subject to Ms. Gregory’s continued compliance with restrictive covenants contained in her employment agreement with us, and in consideration for a general release of claims in our favor, the separation agreement entitled Ms. Gregory to receive (i) $168,050.80 paid in a lump-sum upon the effectiveness of the separation agreement; (ii) $1,011,770.00, paid in substantially equal installments over the eighteen months following the effective date of Mr. Gregory’s retirement; (iii) accelerated vesting of all unvested shares subject to stock options granted to Ms. Gregory on April 29, 2014 and on February 8, 2016; and (iv) premiums for continued medical, dental and vision coverage under our group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months following the effective date of Ms. Gregory’s retirement. Ms. Gregory will have a period of two years following the effective date of her retirement to exercise her vested stock options.

2016 Non-Equity Incentive Plan Awards

Each Named Executive Officer is eligible to receive an annual non-equity incentive plan award based on their performance. This award is based on the achievement of individual performance goals and Company goals, determined by our Compensation Committee at the beginning of each year. Each Named Executive Officer has a target maximum annual award amount, expressed as a percentage of the Named Executive Officer’s base salary. In 2016, Dr. Gilman was eligible to receive a non-equity incentive plan award of up to 75% of his base salary, or $393,750. The amount of this award was based upon the level of achievement of pre-determined corporate goals comprising activities necessary to achieve certain pre-clinical, clinical, regulatory, research and financial milestones of the Company, and his performance as Chief Executive Officer of the Company. Dr. Cassino was eligible to receive a non-equity incentive plan award of up to 45% of her base salary, or $200,250. The amount of this award was based upon the level of achievement of pre-determined goals, comprising 70% corporate, and 30% individual. These performance-based goals included, but were not limited to, activities necessary to achieve certain pre-clinical, clinical, regulatory, research and financial milestones of the Company. Ms. Bogdanos was eligible to receive a non-equity incentive plan award of up to 30% of her base salary, or $105,000. The amount of this award was based upon the level of achievement of pre-determined goals, comprising 70% corporate, and 30% individual. These performance-based goals included, but were not limited to, activities necessary for the Company to achieve certain pre-clinical, clinical, regulatory, research and financial milestones, and activities required for the Company’s successful operation as a publicly traded company.

As soon as practical after the year is completed, our Compensation Committee reviews actual performance against the stated Company goals and individual goals and determines subjectively what it believes to be the appropriate level of the award, if any, for the Named Executive Officers.

In February 2017, our Compensation Committee reviewed the performance of the Company and of each individual executive against the 2016 Company and individual goals and objectives and elected to pay non-equity incentive plan awards to the Named Executive Officers. The cash amounts awarded to each Named Executive Officer for 2016 performance are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Awards.”

Equity and Other Compensation Plans

We generally offer stock options to our employees, including our Named Executive Officers, as the long- term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant and may be intended to qualify as “incentive stock options” under the Internal Revenue Code.

Our stock options typically vest either (a) as to 25% of the shares subject to the option on the first anniversary of the date of grant and in equal quarterly installments over the ensuing 36 months or (b) as to all of the shares subject to the option, ratably on a quarterly basis over a four-year period following the date of grant, in either case subject to the holder’s continued employment with us as of each applicable vesting date. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees.

We awarded stock options to our Named Executive Officers during 2016 in the following amounts:

Named Executive Officer	2016 Options Granted
Steven C. Gilman, Ph.D.	90,000
Cara M. Cassino, M.D.	136,000
Natalie Bogdanos, J.D.	50,000
Julia P. Gregory	200,000

These options were granted with exercise prices equal to the fair market of our common stock on the date of grant, as determined by our board of directors. Refer to the footnotes of our Outstanding Equity Awards at 2016 Fiscal Year-End table for the vesting of these options. The options granted to Ms. Gregory vested in accordance with the terms of her separation agreement.

401(k) Retirement Plan

We maintain a retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate beginning on the first day of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, generally equal to $18,000 for 2016, and have the amount of the reduction contributed to the 401(k) plan. The Company has implemented a cash matching program whereby it contributes, on a dollar-for-dollar basis, an amount equal to 50% of employee contributions up to 3% of an employee’s salary.

2016 Director Compensation

Our non-employee directors are compensated on annual basis for their services on the board of directors as follows:

•	each non-employee director receives an annual cash retainer of $40,000;

•	each non-employee director receives an annual stock option grant to purchase 15,000 shares of our common stock, generally granted on or about the Annual Meeting Date;

•	the Chairman of the board of directors, each Chairman of a committee of the board of directors or a member of a committee of the board of directors, receives additional cash compensation as follows:

•	Chairman of the board of directors receives an additional annual retainer of $160,000;

•	Lead Director of the board of directors receives an additional annual retainer of $20,000;

•	Vice Chairman of the board of directors receives an additional annual retainer of $10,000;

•	Chairman of the Audit Committee receives an additional annual retainer of $15,000;

•	Chairman of the Compensation Committee receives and additional annual retainer of $10,000;

•	Chairman of each of the Science and Technology Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500; and

•	member of the Compensation Committee, Science and Technology Committee or the Nominating and Corporate Governance Committee—with respect to each such membership, an additional annual retainer of $5,000; member of the Audit Committee receives an additional annual retainer of $7,500.

•	each non-employee director receives an initial stock option grant to purchase 30,000 shares of our common stock upon being appointed to the board, granted as soon as reasonably practicable following the director’s appointment.

We generally grant stock options to our non-employee directors as soon as reasonably practical after the Annual Meeting as compensation for their service on our board of directors in the coming year. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service on our board of directors. The stock options vest as to 25% of the original number of shares underlying such options at the end of each calendar quarter following the date of grant.

The initial stock options granted to non-employee directors upon joining the board have an exercise price equal to fair market value on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service. The initial option grant vests 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant.

Each member of our board of directors is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he serves.

Mr. Gilman served as a non-employee director for a portion of 2016 and as an employee for a portion of 2016. After commencing employment with us, Mr. Gilman ceased being compensated as a non-employee director. Refer to our 2016 Summary Compensation Table, Outstanding Equity Awards at 2016 Fiscal Year-End table and the related narrative description above for additional information regarding Mr. Gilman’s compensation during 2016.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2016 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(4)	Other Compensation ($)		Total ($)
Sol J. Barer, Ph.D.	$75,000	$31,822	$—		$106,822
Roger J. Pomerantz, M.D., F.A.C.P.	$65,000	$31,822	$—		$96,822
Isaac Blech	$52,500	$31,822	$—		$84,322
David N. Low, Jr.	$55,000	$31,822	$—		$86,822
Michael J. Otto, Ph.D.	$51,510	$31,822	$—		$83,332
David Scheinberg, M.D., Ph.D. (1)	$19,190	$—	$—		$19,190
Cary W. Sucoff	$47,500	$31,822	$—		$79,322
Lawrence Yuan Tian, Ph.D. (1)	$10,000	$—	$25,000	(3)	$35,000

(1)	Did not stand for re-election at the annual meeting of stockholders held on May 6, 2016.
(2)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options compensation awarded during the year computed in accordance with the provisions of ASC, Topic 718. See Note 11 to our financial statements included in our Annual Report on Form 10-K filed on March 15, 2017 regarding assumptions underlying the valuation of equity awards.
(3)	Represents compensation received under a consulting agreement we entered into with CIFCO International Group in April of 2013.
(4)	The following table shows the number of outstanding option awards held by each non-employee director as of December 31, 2016. None of our non-employee directors held unvested stock awards as of December 31, 2016.

Name	Option Awards (#)
Sol J. Barer, Ph.D.	177,854
Roger J. Pomerantz, M.D., F.A.C.P.	83,571
Isaac Blech	177,853
David N. Low, Jr.	63,571
Michael J. Otto, Ph.D.	63,571
David Scheinberg, M.D., Ph.D.	102,853
Cary W. Sucoff	134,995
Lawrence Yuan Tian, Ph.D.	30,000

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Michael J. Otto, Ph.D., who serves as chairman, Isaac Blech and Lisa Ricciardi.

During 2016, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the members of our Compensation Committee has ever been an employee of the Company.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted- average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (3)(4)
Equity compensation plans approved by security holders (1)	2,067,930	$3.93	716,139
Equity compensation plans not approved by security holders (2)	1,955,947	$4.11	—

(1)	Consists of the 2014 Omnibus Incentive Plan (the “2014 Plan”).
(2)	Consists of the Amended and Restated 2008 Equity Incentive Plan.
(3)	As of December 31, 2016.
(4)	The 2014 Plan provides for an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2015 and continuing until the expiration of the 2014 Plan, equal to the lesser of (i) 4% of the outstanding shares of common stock on December 31 immediately preceding such date or (ii) a lesser amount determined by the Company’s board of directors.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date as to the shares of our common stock beneficially owned by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding shares of common stock.

Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The percentage of common stock beneficially owned is based on              shares outstanding as of the Record Date. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person or entity identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person or entity. Except as otherwise set forth below, the address of the beneficial owner is c/o ContraFect Corporation, 28 Wells Avenue, 3rd Floor, Yonkers, New York 10701.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Cormorant Asset Management, LLC (1)	4,188,212	9.9
Baker Bros. Advisors LP (2)	4,167,876	9.9
Federated Investors, Inc. (3)	4,000,000	9.2
Adage Capital Partners, L.P. (4)	3,500,000	8.2
Broadfin Capital, LLC. (5)	2,938.329	6.8
Jack W. Schuler (6)	2,127,659	5.0

Directors and Named Executive Officers:
Steven C. Gilman, Ph.D. (7)	299,687	*
Sol J. Barer, Ph.D. (8)	1,396,924	3.3
Roger J. Pomerantz, M.D. F.A.C.P. (9)	83,571	*
Isaac Blech (10)	1,458,649	3.5
David N. Low, Jr. (11)	113,978	*
Michael J. Otto, Ph.D. (12)	63,571	*
Lisa R. Ricciardi (13)	7,500	*
Cary W. Sucoff (14)	204,992	*
Cara M. Cassino, M.D. (15)	133,125	*
Natalie Bogdanos, J.D. (16)	52,394	*
Julia P. Gregory (17)	800,241	1.9
All current directors and executive officers as a group (11 persons) (18)	4,053,351	9.3

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based on a Schedule 13G filed with the SEC on February 14, 2017 by Cormorant Global Healthcare Master Fund, LP (the “Cormorant Fund”), Cormorant Global Healthcare GP, LLC (“Cormorant GP”), Cormorant Asset Management, LLC (“Cormorant LLC”) and Bihua Chen (collectively, the “Cormorant Reporting Persons”). Consists of (a) 3,842,966 shares of common stock and (b) 345,246 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Each of the Cormorant Reporting Persons has shared voting and dispositive power over all such shares. Cormorant LLC may be deemed to beneficially own shares that are beneficially owned by the Cormorant Fund, as reported herein, and shares that are beneficially owned by a managed account (the “Cormorant Account”). Cormorant GP serves as the general partner of the Cormorant Fund, and Cormorant LLC serves as the investment manager to both the Cormorant Fund and the Cormorant Account. Bihua Chen serves as the managing member of Cormorant GP and Cormorant LLC. Each of the Cormorant Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. The address for each of the Cormorant Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(2)	Based solely on a Schedule 13G filed with the SEC on February 14, 2017 by Baker Bros. Advisors LP (“Baker Bros.”), Baker Bros. Advisors (GP) LLC ( “Baker Bros. GP”), Felix J. Baker and Julian C. Baker (collectively, the “Baker Reporting Persons”). Includes 3,703,071 shares held by Baker Brothers Life Sciences, L.P. (“Life Sciences”) and 464,805 shares held by 667, L.P. (together with Life Sciences, the “Baker Bros. Funds”). Consists of (a) 4,045,876 shares of common stock and (b) 122,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Pursuant to the management agreements, as amended, among Baker Bros., the Baker Bros. Funds and their respective general partners, the Baker Bros. Funds’ respective general partners relinquished to Baker Bros. all discretion and authority with respect to the investment and voting power of the securities held by the Baker Bros. Funds, and thus Baker Bros. has complete and unlimited discretion and authority with respect to the Baker Bros. Funds’ investments and voting power over investments. Baker Bros. GP, Felix J. Baker and Julian C. Baker as principals of Baker Bros. GP, and Baker Bros. may be deemed to be beneficial owners of the shares directly held by the Baker Bros. Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such shares. Each of the Baker Reporting Persons disclaims beneficial ownership of the shares held by each of the Baker Bros. Funds. The address for each of the Baker Reporting Persons is 667 Madison Avenue, 21st Floor, New York, New York 10065.
(3)	Based on a Schedule 13G filed with the SEC on February 14, 2017 by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Federated Reporting Persons”). Consists of (a) 2,000,000 shares of common stock and (b) 2,000,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. All of the outstanding voting stock of Federated Investors, Inc. (“Federated”) is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees exercise collective voting control over Federated. Each of Federated and the Federated Trust have sole voting and investment power, and each of the Trustees have shared voting and investment power, over the shares. Federated, the Federated Trust, and each of the Trustees expressly disclaim beneficial ownership of such shares. The address for each of the Federated Reporting Persons is Federated Investors Tower, Pittsburgh, PA 15222.
(4)

Based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Adage Capital Partners, L.P. (“Adage”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross (collectively, the “Adage Reporting Persons”). Consists of (a) 2,500,000 shares of common stock and (b) 1,000,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Adage has voting and dispositive power over the shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA is the managing member of ACPGP and directs ACPGP’s operations. Each of Robert Atchinson and Phillip Gross, the managing members of ACA, shares voting and dispositive power over, and disclaims beneficial ownership of, the shares held by Adage except to the extent of such individual’s pecuniary interest therein. The address for each of the Adage Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(5)	Based on a Schedule 13G filed with the SEC on February 10, 2017 by Broadfin Capital, LLC (“Broadfin Capital”), Broadfin Healthcare Master Fund, Ltd. (“Broadfin Fund”) and Kevin Kotler (collectively, the “Broadfin Reporting Persons”). Consists of (a) 1,429,109 shares of common stock and (b) 1,509,220 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Each of the Broadfin Reporting Persons has shared voting and dispositive power over all such shares. Broadfin Capital and Kevin Kotler disclaim beneficial ownership of the shares held by Broadfin Fund except to the extent of their pecuniary interest therein. The address for Broadfin Capital and Kevin Holter is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Fund is 20 Genesis Close, Ansbacher House, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.
(6)	The address for Jack W. Schuler is c/o Crabtree Partners, 100 W. Field Drive, Suite 360, Lake Forest, IL 60045. Consists of (a) 1,418,439 shares of common stock and (b) 709,220 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(7)	Consists of (a) 20,000 shares of common stock and (b) 279,687 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(8)	Consists of (a) 775,932 shares of common stock and (b) 620,992 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(9)	Consists of 83,571 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(10)	Consists of (a) 1,280,796 shares of common stock and (b) 177,853 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(11)	Consists of (a) 30,550 shares of common stock and (b) 83,428 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(12)	Consists of 63,571 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(13)	Consists of 7,500 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(14)	Consists of 204,992 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(15)	Consists of 133,125 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(16)	Consists of 52,394 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(17)	Consists of (a) 50,282 shares of common stock and (b) 749,959 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(18)	Consists of (a) 2,139,063 shares of common stock and (b) 1,914,288 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers in which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or any of its subsidiaries. We maintain insurance policies for director and officer liability providing for maximum coverage in the amount of $20 million.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person”, has a direct or indirect material interest.

Company management is responsible for determining whether a transaction meets the requirements of a related person transaction requiring review under the related person transaction policy. If review is deemed to be required under the policy, it is the responsibility of the Audit Committee to review related person transactions and approve, ratify, revise or reject related person transactions. The Audit Committee will consider all relevant facts and circumstances and will only ratify those transactions that are in our best interests. If a related party transaction involves a related person who is a director or immediate family member of a director, such director may not participate in the deliberations or vote respecting such transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers such transaction. If management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a transaction with a related person, the chairperson of the Audit Committee may approve the transaction with the related person. Any such approval must be reported to the Audit Committee at the next regularly scheduled meeting.

The following transactions involving related persons are pre-approved under the related party transaction policy:

•	any employment by us of an executive officer, if: (i) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	any compensation or benefits paid to a director for service as a director, as long as the Board has approved such compensation or benefits;

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2 percent of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the board of directors, which is reviewed at least annually. A copy of the Audit Committee Charter is available on the Corporate Governance page of our website at http://ir.contrafect.com/governance-docs. The members of the Audit Committee are Messrs. David N. Low, Jr. (Chairman), Roger J. Pomerantz, M.D., F.A.C.P. and Cary W. Sucoff, each of whom meets the independence standards established by NASDAQ and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the board of directors and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including those matters required by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee

David N. Low, Jr. (Chairman)

Cary W. Sucoff

Roger J. Pomerantz, M.D., F.A.C.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% common stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements were complied with in a timely fashion.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Natalie Bogdanos
General Counsel & Corporate Secretary

April     , 2017

Our 2016 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of the Record Date, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF CONTRAFECT CORPORATION May 2, 2017 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Copies of the 2017 Proxy Statement and the 2016 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. 3. Amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830300000000001000 7 050217 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. Election of Directors: O Sol J. Barer, Ph.D. O Isaac Blech O Steven C. Gilman, Ph.D. O David N. Low, Jr., M.B.A. O Michael J. Otto, Ph.D. O Roger J. Pomerantz, M.D., F.A.C.P. O Lisa R. Riccardi O Cary W. Sucoff, J.D. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES:

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CONTRAFECT CORPORATION Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of Stockholders on May 2, 2017 The undersigned hereby appoints Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Senior Vice President, Finance (each, a “Proxy” and together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all the shares of common stock that the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ContraFect Corporation to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th Floor, New York, New York, 10022, on May 2, 2017 at 9:00 A.M. EDT and at any continuation, postponement or adjournment thereof, as designated on the reverse side of this card. In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. (Continued and to be signed on the reverse side.) 1.1